Exhibit (i)(1)

                 [LETTERHEAD OF RICHARDS, LAYTON & FINGER, P.A.]

                                January 30, 2004

Scudder MG Investments Trust
One South Street
Baltimore, Maryland 21202

                  Re:  Scudder MG Investments Trust

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Scudder MG Investments Trust, a Delaware statutory trust (the "Trust") in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                  For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                  (a) The Certificate of Trust of the Trust, as filed with the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 13, 1993, as amended on May 13, 2003;

                  (b) The Agreement and Declaration of Trust of the Trust, dated as of September 13, 1993 among James E. Minnick, Patrick W. Disney and Michael Bullock, as trustees, as amended as of August 17, 2000, and as further amended as of May 16, 2003 (as amended, the "Trust Agreement");

                  (c)  The By-laws of the Trust as amended to the date hereof;

                  (d) Copies of the resolutions adopted by the trustees of the Trust on March 14, 1997;

                  (e) Copies of the Series, Fund and Class Designations of each class of shares ("Shares", and each a "Share") of the Trust, duly authorized by the Board

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Scudder MG Investments Trust
January 30, 2004
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                       of Trustees of the Trust, which Shares have been and will
                       be issued by the Trust as more particularly described in the Prospectus (as defined below);

                  (f) The Registration Statement (the "Registration Statement") on Form N-1A, including a base prospectus and nine prospectus supplements with respect to the Trust (collectively, the "Prospectus"), relating to the Shares as filed by the Company and the Trust with the Securities and Exchange Commission on or about January 30, 2004;

                  (g) An Officer's Certificate of the Trust ("Officer's Certificate") as to certain organizational and fund and class designation matters of the Trust and the Shares, a copy of which is attached hereto as Exhibit A; and

                  (h) A Certificate of Good Standing for the Trust, dated January 30, 2004, obtained from the Secretary of State.

                  Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

                  For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (g) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  With respect to all documents examined by us, we have assumed
(i) the authenticity of all documents submitted to us as authentic originals,
(ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                  For purposes of this opinion, we have assumed (i) that the Trust Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement, the By-laws and the Certificate of Trust are and will be in full force and effect and have not been, will not be, amended, (ii) except to the extent provided in paragraph 1 below, the due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all

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Scudder MG Investments Trust
January 30, 2004
Page 3

documents examined by us, (vi) the payment by each Person to whom a Share is to be issued by the Trust (collectively, the "Shareholders") for such Share, in accordance with the Trust Agreement and the Registration Statement, (vii) that the Shares are issued and sold to the Shareholders in accordance with the Trust Agreement, the Registration Statement and the Prospectus and (viii) the accuracy and completeness of all matters contained in the Officer's Certificate, upon which we have relied in order to render this opinion. We have not participated in the preparation of the Registration Statement or the Prospectus and assume no responsibility for their contents.

                  This opinion is limited to the laws of the State of Delaware (excluding the tax, securities and insurance laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                  Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                  1. The Trust has been duly created and is validly existing in good standing as a statutory trust under the Delaware Statutory Trust Act, 12 Del. C. ss. 3801, et. seq.

                  2. The Shares of the Trust have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable beneficial interests in the Trust.

                  We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. We hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. We also consent to the reliance by Wilkie , Farr & Gallagher as to matters of Delaware law upon this opinion in connection with opinions to be rendered by them on the date hereof.

                                       Very truly yours,


                                       /s/RICHARDS, LAYTON & FINGER, P.A.
GCK/rmc

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Scudder MG Investments Trust
January 30, 2004
Page 4

                                    Exhibit A

                              Officer's Certificate